As filed with the Securities and Exchange Commission on October 2, 2003
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SINA CORPORATION
(Exact name of registrant as specified in charter)

Cayman Islands	52-2236363
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040, China
(86-21) 6289 5678

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Charles Chao
2988 Campus Drive, Suite 100
San Mateo, CA 94403
(650) 638-9228

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

David C. Lee
Matthew Oshinsky
VENTURE LAW GROUP
A Professional Corporation
2775 Sand Hill Road
Menlo Park, CA 94025

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of	Amount to be	offering price	aggregate offering	registration
securities to be registered	registered (1)	per unit (2)	price (2)	fee

Zero coupon convertible notes due 2023	$100,000,000	163.19%	$163,190,000	$13,202.07
Ordinary Shares, par value $0.133	3,877,471 (3)	— (4)	— (4)	— (4)

(1)	The zero coupon convertible subordinated notes due 2023 (the “Notes”) were issued at an original price of $1,000 per $1,000 principal amount, which represents an aggregate initial issue price and an aggregate principal amount at maturity of $100,000,000.

(2)	Estimated solely for the purpose of computing the amount of the registration fee based on the closing price of the Notes on September 29, 2003 pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3)	Includes 3,877,471 ordinary shares initially issuable upon conversion of the Notes at a rate of 38.77471 per $1,000 principal amount of the Notes, plus an indeterminate number of additional ordinary shares that may be issued from time to time upon conversion of the Notes as a result of antidilution adjustments, in circumstances described in the prospectus that is part of this registration statement.

(4)	Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the ordinary shares issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          The information in the prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated October 2, 2003

PRELIMINARY PROSPECTUS

SINA CORPORATION

$100,000,000 principal amount zero coupon convertible subordinated notes due 2023 and ordinary shares issuable upon conversion of the notes

          The securities offered by this prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 6 in determining whether to purchase the SINA zero coupon convertible subordinated notes or the ordinary shares.

          This prospectus covers resales from time to time by selling securityholders of our zero coupon convertible subordinated notes due 2023 (the “Notes”) held by certain selling securityholders and 3,877,471 ordinary shares issuable upon conversion of the Notes and held by certain securityholders, plus such indeterminate number of ordinary shares as may become issuable upon conversation of the Notes by reason of adjustment of the conversion price. The Notes and the ordinary shares may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus.

          The selling securityholders identified on page 46 of this prospectus are offering these Notes and ordinary shares. The selling securityholders may sell all or a portion of the Notes from time to time in market transactions, in negotiated transactions or otherwise, and at prices and at terms which will be determined by the then prevailing market price for the Notes or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling securityholders may also sell all or a portion of the ordinary shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 21. We will not receive any portion of the proceeds from the sale of these Notes or ordinary shares.

          SINA Corporation’s ordinary shares are quoted on the Nasdaq National Market under the symbol “SINA”. The Notes are not listed on any national securities exchange or on the Nasdaq Stock Market, but are eligible for trading in PORTAL.

          On September 29, 2003, the last sale price of the ordinary shares on the Nasdaq National Market was $37.20 per share.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003

SUMMARY
RECENT DEVELOPMENTS
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF THE NOTES
DESCRIPTION OF SHARE CAPITAL
CERTAIN INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 5.2
EXHIBIT 12.1
EXHIBIT 23.1
EXHIBIT 25.1

SUMMARY	2
RECENT DEVELOPMENTS	5
RISK FACTORS	6
RATIO OF EARNINGS TO FIXED CHARGES	19
USE OF PROCEEDS	20
PLAN OF DISTRIBUTION	21
DESCRIPTION OF THE NOTES	23
DESCRIPTION OF SHARE CAPITAL	39
CERTAIN INCOME TAX CONSIDERATIONS	40
SELLING SECURITYHOLDERS	46
LEGAL MATTERS	48
EXPERTS	48
WHERE YOU CAN FIND MORE INFORMATION	48
FORWARD-LOOKING STATEMENTS	49

          We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

SUMMARY

SINA Corporation

          SINA Corporation is a leading online media and entertainment company and provider of mobile value-added services (formerly known as short messaging services or “SMS”) for the People’s Republic of China (China or PRC) and for global Chinese communities. We operate a branded network of websites localized for the China, Taiwan, Hong Kong and North America markets, targeting Greater China and overseas Chinese communities. We focus on three business areas: online advertising, mobile value-added services, and online games. We also provide an array of other services including premium email, virtual ISP, search, classified information, and
e-commerce.

          With 77.1 million registered users worldwide as of June 30, 2003, SINA is among the most recognized Internet brand names in China and among Chinese communities worldwide. Our primary focus is in China where we generated approximately 93% of our total revenues for the six month period ended June 30, 2003. According to the China Internet Network Information Center (CNNIC), China will have 86.3 million Internet users in 2003, and if current growth rates continue, CNNIC expects China to surpass the United States, becoming the country with the largest Internet user base by 2005. As a leading online media company in China, we are positioned to benefit directly from this growth. For the three month period ended June 30, 2003, we generated the largest online advertising revenues in China, far surpassing our competitors with an advertising revenue base greater than those of our two closest competitors combined.

          Revenue growth in our mobile value-added services business has been the major driver for our recent revenue growth. Mobile value-added services accounted for 26% and 53% of our total revenues for the six months ended December 31, 2002 and the six months ended June 30, 2003, respectively. The China mobile phone market has experienced tremendous growth. According to the China Ministry of Information Industries (MII), as of August 29, 2003, the number of mobile phone users in China reached 250 million, which made China the country with the largest number of mobile phone users in the world. During 2002, Chinese mobile phone users sent a total of 95 billion short messages through their mobile phones. According to the forecast by IDC, the total number of mobile phone users in China will reach 325 million by the end of 2005. In the past fifteen months, we have aggressively leveraged our network of websites and our user base to become a leading provider of mobile value-added services in China. We provide a broad product line that includes mobile dating, news and information subscription, ring tone and screen saver downloads, song dedications as well as other mobile phone related value-added services.

          We believe our next area of future business growth is online games. China has experienced rapid growth in online game playing. According to IDC, in 2003, the total number of online game players in China is estimated at roughly 15 million, and the total online game market size in China is estimated to be US$240 million, representing a growth rate of 94% and 152%, respectively, from 2001. We have entered into a joint venture with NCSoft, a leading online game developer and service provider in Korea, to market and operate a number of online games in China. We also operate an online game portal and host online games for other game service providers.

          We are incorporated in the Cayman Islands. Our principal executive offices are located at Room 1802, United Plaza, 1468 Nan Jing Road West, Shanghai, China and our telephone number is (86-21) 6289-5678. We maintain our corporate web site on the Internet at www.sina.com. Our web site is not part of this offering circular. As used in this prospectus, “we,” “us,” “our” and “SINA” refer to SINA Corporation, a Cayman Islands corporation, and its consolidated subsidiaries, unless otherwise specified.

Terms of the Notes

          This prospectus covers the resale of $100,000,000 aggregate principal amount of the Notes and 3,877,471 of our ordinary shares, plus an indeterminate number of additional ordinary shares that may be issued from time to time upon conversion of the Notes as a result of antidilution adjustments, in circumstances described in the prospectus.

          We issued and sold $100,000,000 aggregate principal amount of the Notes on July 7, 2003, in a private offering to Credit Suisse First Boston LLC (the “Initial Purchaser”). We were told by the Initial Purchaser that the Notes were resold in transactions which were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) to persons reasonably believed by the Initial Purchaser to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act).

          Our ordinary shares may be offered by the selling securityholders following the conversion of the Notes.

          The following is a brief summary of the terms of the Notes. For a more complete description of the Notes, you should read the section entitled “Description of the Notes” beginning on page 23 of this prospectus.

Securities Offered	$100,000,000 aggregate principal amount of zero coupon convertible subordinated notes due July 15, 2023, first putable July 15, 2007.

Maturity Date	July 15, 2023.

Interest	The interest rate on the Notes is zero unless specified defaults under the registration rights agreement occur. See “Description of the Notes — Registration Rights.” The Notes do not accrete interest.

Conversion	The Notes are convertible into our ordinary shares, subject to the conditions described herein, at an initial conversion price of $25.79 per share, subject to adjustments for certain events. The initial conversion price is equivalent to a conversion rate of approximately 38.77471 ordinary shares per $1,000 principal amount of Notes. Upon conversion, we may elect to deliver cash in lieu of ordinary shares or a combination of cash and ordinary shares as described herein.

You may surrender your Notes for conversion if any of the following conditions is satisfied:

• During the period from issuance to July 15, 2022, if the sale price of our ordinary shares for each of any five consecutive trading days in the immediately preceding fiscal quarter is more than 115% of the conversion price per ordinary share;

• During the period from July 15, 2022 to July 15, 2023, if the sale price of our ordinary shares on the previous trading day is more than 115% of the conversion price per ordinary share;

• If we have called the Notes for redemption;

• If the average of the trading prices of the Notes for any five consecutive trading day period is less than 100% of the average of the conversion values of the Notes during that period; provided, however, that no Notes may be converted based on the satisfaction of this condition during the six month period immediately preceding each specified date on which you may require us to repurchase your Notes (for example, with respect to the July 15, 2007 put date, the Notes may not be converted from January 15, 2007 to July 15, 2007) if on any day during such five consecutive trading day period, the sale price of our ordinary shares is between the conversion price and 115% of the conversion price; or

• If we make certain significant distributions to the holders of our ordinary shares or we enter into specified corporate transactions.

In the fiscal quarter ended September 30, 2003 the sale price of our ordinary shares exceeded 115% of the conversion price per ordinary share for five consecutive trading days.

See “Description of the Notes — Conversion Rights.”

Optional Redemption	We may redeem for cash all or part of the Notes on or after July 15, 2012, at a price equal to 100% of the principal amount of the Notes being redeemed. See “Description of the Notes — Redemption of the Notes at the Option of SINA.”

Purchase at holder’s option on specified dates	You may require us to repurchase all or part of your Notes for cash on July 15 annually from 2007 through 2013, and on July 15, 2018 at a price equal to 100% of the principal amount of the Notes. See “Description of the Notes — Purchase of Notes at the Option of the Holder.”

Purchase at holder’s option upon a change of control	You may require us to purchase your Notes upon the occurrence of a change of control in cash at 100% of the principal amount of the Notes, subject to certain limitations. See “Description of the Notes — Repurchase of the Option of a Holder Upon a Change of Control.”

Ranking	The Notes are unsecured obligations subordinated to all our future senior indebtedness (as defined herein). The Notes are also effectively subordinated to indebtedness of our subsidiaries and associated operating companies. The indenture for the Notes does not restrict the incurrence of indebtedness, including senior indebtedness, by us.

Use of Proceeds	We will not receive any proceeds from the sale of the Notes or the ordinary shares offered by this prospectus.

Registration Rights	Pursuant to a registration rights agreement executed in connection with the private placement of the Notes, we agreed to file a shelf registration statement with the SEC for the resale of the Notes and the ordinary shares issuable upon, conversion of the Notes. We agreed to keep the shelf registration statement effective until two years after the latest date on which we issue Notes in this offering. We agreed to pay interest amounts to the holders of the Notes or the ordinary shares issuable upon conversion of the Notes if we do not comply with these registration obligations.

DTC Eligibility	The Notes were issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of Cede & Co., as nominee of The Depositary Trust Company, or DTC, in New York, New York. Beneficial interests in the Notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes — Book-Entry Delivery and Form.”

Trading	Although the Notes are currently eligible for trading in PORTAL, Notes resold pursuant to the registration statement of which this prospectus is a part will no longer be eligible for trading in PORTAL. See the risk factor on page 19. Our ordinary shares are traded on The Nasdaq National Market under the symbol “SINA.”

RECENT DEVELOPMENTS

     On July 7, 2003, we completed the private placement of the Notes more fully described in this prospectus. In connection with the private placement of the Notes, we entered into a Registration Rights Agreement more fully described in this prospectus, under which we are required to file the registration statement with the SEC, of which this prospectus is a part, for resale of the Notes and the underlying ordinary shares by October 5, 2003 (90 days after the issue date) and cause the registration statement to be declared effective by the SEC by January 3, 2004 (180 days after the issue date).

     On September 2, 2003, we named Yongji Duan, a SINA director since 1997, as co-chairman of our board of directors.

     On September 26, 2003, we held our Annual General Meeting of Shareholders (the “Meeting”) in Shanghai, China. At the Meeting, our shareholders approved an increase to the share capital of the Company, by increasing the authorized number of ordinary shares, par value $0.133 per share, from 75,000,000 to 150,000,000.

RISK FACTORS

          Prospective purchasers of the Notes and/or ordinary shares offered by this prospectus should carefully consider the following risk factors in addition to the other information appearing in or incorporated by reference into this prospectus.

Risks Related to our Business

     Because our operating history is limited and the revenue and income potential of our business and markets are unproven, we cannot predict whether we will meet internal or external expectations of future performance.

     We believe that our future success depends on our ability to significantly increase revenue from our operations, for which we have a limited operating history. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development. These risks include our ability to: attract buyers for our mobile value-added services, attract advertisers; attract a larger audience to our network; derive revenue from our users from fee-based Internet services; respond effectively to competitive pressures and address the effects of strategic relationships or corporate combinations among our competitors; maintain our current, and develop new, strategic relationships; increase awareness of our brand and continue to build user loyalty; attract and retain qualified management and employees; upgrade our technology to support increased traffic and expanded services; and expand the content and services on our network.

     Until recently, we had incurred net losses since inception and we may incur future losses.

     We recorded a net income of approximately $3.4 million for the three months ended March 31, 2003 and $7.1 million for the three months ended June 30, 2003. However, as of June 30, 2003, we had an accumulated deficit of approximately $104.0 million. We have only recently attained profitability and we cannot be certain we will sustain profitability. If we do not sustain profitability, the market price of our ordinary shares may decline.

     We are relying on advertising sales as a significant part of our future revenue, but the Internet has not been proven as a source of significant advertising revenue in greater China.

     Our revenue growth is dependent on increased revenue from the sale of advertising space on our network. Online advertising in greater China is an unproven business and many of our current and potential advertisers have limited experience with the Internet as an advertising medium, have not traditionally devoted a significant portion of their advertising expenditures or other available funds to web-based advertising, and may not find the Internet to be effective for promoting their products and services relative to traditional print and broadcast media. Our ability to generate and maintain significant advertising revenue will depend on a number of factors, many of which are beyond our control, including: the development of a large base of users possessing demographic characteristics attractive to advertisers; downward pressure on online advertising prices; the development of independent and reliable means of verifying levels of online advertising and traffic; and the effectiveness of our advertising delivery, tracking and reporting systems.

     If the Internet does not become more widely accepted as a medium for advertising, our ability to generate increased revenue will be negatively affected. In addition, our growth in advertising revenues, to a certain extent, will depend on our ability to increase the advertising space on our network. If we fail to increase our advertising space at a sufficient rate, our growth in advertising revenues will be hampered.

     We are relying on fee-based services for a significant portion of our future revenue, and we rely mainly on China Mobile and China Unicom for service delivery and fee collection.

     The majority of our recent revenue growth was from the development of our fee-based Internet services consisting primarily of mobile value-added services, paid email services and subscription services. Our revenues from mobile value-added services accounted for 85% and 86% of our total non-advertising revenues for the three months ended March 31, 2003 and the three months ended June 30, 2003, respectively, and we are deriving an increasing portion of our revenues from these services. If users do not adopt our fee-based Internet services, at a sufficient rate, our revenue growth will be negatively affected.

     Our mobile value-added services offerings depend mainly on the cooperation of China Mobile Communication Corporation (“CMCC”) and its subsidiaries and to a lesser extent China Unicom Co., Ltd (“Unicom”). We rely on CMCC and Unicom for providing the network and gateway for the mobile value- added services we provide to our users. We also utilize their billing systems to collect service fees from our subscribers.

     Our fee arrangements with CMCC and Unicom could change at any time due to the dominance of these two mobile service providers, the large number of providers of mobile value-added services, and the consequent power of the mobile service providers to dictate the terms of such fee arrangements. If CMCC and Unicom choose to increase such fee charged for providing service, our gross margin for mobile value- added services and our operating profitability will be negatively affected.

     CMCC and Unicom could change their operating policy at any time which might result in discontinuation of some our mobile value added services, which in turn, could result in material reduction of revenues derived from mobile value added services. Further if CMCC’s or Unicom’s systems encounter technical problems or they refuse to cooperate with us, our mobile value-added services offerings may cease or be severely disrupted, which would have a significant and adverse impact on our operating results.

     The majority of our mobile value added service revenues are derived from services charged on a monthly subscription basis. Some of our subscribers may not be satisfied with our services and may choose to cancel our services, which may result in reduction or fluctuation in our revenues.

     Wireless technology changes rapidly, and we may not be successful in working with new technology standards.

     Wireless technology undergoes rapid changes. Our current mobile value-added services business consists principally of text messaging. As the technology evolves to accommodate multi-media messaging services, wireless e-ecommerce and music download, etc., we would need to adapt to and support these services in order to be successful. If we fail to anticipate and adapt to these and other technological changes, our market share and our profitability could suffer.

     Our investment in online game may not be successful.

     Online game is currently one of the fastest growing online services in China. We have invested and intend to expand in this area, and have formed a joint venture in China with NCSoft, a leading online game company in Korea, to pursue these objectives. Some of our competitors have entered this market ahead of us and have achieved significant market positions. There can be no assurance that we will succeed in this market competition. If we failed to achieve a significant position in online game, we would not realize our intended returns on our past investment. Moreover, we may fall behind our competition, and our results and share price may suffer.

     We are relying on electronic commerce as a significant part of our future revenue, but the Internet has not yet been proven as an effective commerce medium in greater China.

     Our revenue growth also depends on the increasing acceptance and use of electronic commerce in greater China. The Internet may not become a viable commercial marketplace in Asia for various reasons, many of which are beyond our control, including: inexperience with the Internet as a sales and distribution channel; inadequate development of the necessary infrastructure to facilitate electronic commerce; concerns about security, reliability, cost, ease of deployment, administration and quality of service associated with conducting business over the Internet; and inexperience with credit card usage or with other means of electronic payment in China.

     If the Internet does not become more widely accepted as a medium for electronic commerce, our ability to generate increased revenue will be negatively affected.

     Underdeveloped telecommunications infrastructure has limited and may continue to limit the growth of the Internet market in China which, in turn, could limit our ability to grow our business.

     The telecommunications infrastructure in China is not well developed. Although private sector ISPs exist in China, almost all access to the Internet is accomplished through ChinaNet, China’s primary commercial network, which is owned and operated by China Telecom and China Netcom under the administrative control and regulatory supervision of Chinese Ministry of Information Industry (“MII”). The underdeveloped Internet infrastructure in China has limited the growth of Internet usage in China. If the necessary Internet infrastructure is not developed, or is not developed on a timely basis, future growth of the Internet in China will be limited and our business could be harmed.

     We must rely on the Chinese government to develop China’s Internet infrastructure and if it does not develop this infrastructure our ability to grow our business will be hindered.

     The Chinese government’s interconnecting, national networks connect to the Internet through government-owned international gateways, which are the only channels through which a domestic Chinese user can connect to the international Internet network. We rely on this backbone and China Telecom to provide data communications capacity primarily through local telecommunications lines. Although the Chinese government has announced plans to develop aggressively the national information infrastructure, we cannot assure you that this infrastructure will be developed. In addition, we have no guarantee that we will have access to alternative networks and services in the event of any disruption or failure. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed by the Chinese government, the growth of our business will be hindered.

     You should not rely on our quarterly operating results as an indication of our future performance because our results of operations are subject to significant fluctuations.

     We may experience significant fluctuations in our quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may cause our quarterly operating results to fluctuate include: our ability to retain existing users, attract new users at a steady rate and maintain user satisfaction; the announcement or introduction of new or enhanced services, content and products by us or our competitors; dependence on a limited number of advertisers, many of which have agreements with us that are cancelable upon a specified notice period, and the loss of any major advertiser; significant news events that increase traffic to our web sites; technical difficulties, system downtime or Internet failures; demand for advertising space from advertisers; the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; governmental regulation; seasonal trends in Internet use; a shortfall in our revenues relative to our forecasts and a decline in our operating results due to our inability to adjust our spending quickly; and general economic conditions and economic conditions specific to the Internet, electronic commerce and the greater China market.

     As a result of these and other factors, you should not rely on quarter-to-quarter comparisons of our operating results as indicators of likely future performance. Our operating results may be below the expectations of public market analysts and investors in one or more future quarters. If that occurs, the price of our ordinary shares could decline and you could lose part or all of your investment.

     Political and economic conditions in greater China are unpredictable and may disrupt our operations if these conditions become unfavorable to our business.

     We expect to derive a substantial percentage of our revenues from the greater China market. Changes in political or economic conditions in the region are difficult to predict and could adversely affect our operations or cause the greater China market to become less attractive to advertisers, which could reduce our revenues. We maintain a strong local identity and presence in each of the regions in the greater China market and we cannot be sure that we will be able to effectively maintain this local identity if political conditions were to change. Furthermore, many countries in Asia have experienced significant economic downturns since the middle of 1997, resulting in slower real gross domestic product growth for the entire region as a result of higher interest rates and currency fluctuations. If declining economic growth rates persist, expenditures for Internet access, infrastructure improvements and advertising could decrease, which would negatively affect our business and our profitability over time. In addition, the economic downturn in Asia could also lead to a devaluation of the currency of China, Taiwan or Hong Kong, which would decrease our revenues for the greater China region in U.S. dollar terms.

     Economic reforms in the region could also affect our business in ways that are difficult to predict. For example, since the late 1970s, the Chinese government has been reforming the Chinese economic system to emphasize enterprise autonomy and the utilization of market mechanisms. Although we believe that these reform measures have had a positive effect on the economic development in China, we cannot be sure that they will be effective or that they will benefit our business.

     We may be adversely affected by complexity, uncertainties and changes in PRC regulation of Internet business and companies.

     The Chinese government heavily regulates its Internet sector including the legality of foreign investment in the Chinese Internet sector, the existence and enforcement of content restrictions on the Internet and the licensing and permit requirements for companies in the Internet industry. Because these laws, regulations and legal requirements with regard to the Internet are relatively new and evolving, their interpretation and enforcement involve significant uncertainty. In addition, the Chinese legal system is a civil law system in which decided legal cases may be cited for reference but have little precedential value. As a result, in many cases it is difficult to determine what actions or omissions may result in liability. Issues, risks and uncertainties relating to China government regulation of the Chinese Internet sector include the following:

•	SINA only has contractual control over its web site in China; it does not own it due to the restriction of foreign investment in businesses providing value-added telecommunication services, including computer information services, mobile value-added services or electronic mail box services.

•	In addition, uncertainties relating to the regulation of Internet business in China, including evolving licensing practices, give rise to risks that permits, licenses or operations at some of our companies may be subject to challenge, which may be disruptive to our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effect on us.

•	On December 11, 2001, the day China formally joined the WTO, the PRC State Council promulgated the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, or the FI Telecom Regulations, which became effective on January 1, 2002. The FI Telecom Regulations stipulate that the foreign party to a foreign-invested telecommunications enterprise can hold equity share in such foreign-invested telecommunications enterprise that provides basic telecom services or value-added telecom services, ultimately not to exceed 49% or 50% respectively. The Administrative Measures for Telecommunications Business Operating License were promulgated by MII on January 4, 2002 to supplement the FI Telecom Regulations. However, there are still some uncertainties regarding the interpretation and application of the FI Telecom Regulations.

•	The numerous and often vague restrictions on acceptable content in China subject us to potential civil and criminal liability, temporary blockage of our web site or complete cessation of our web site. For example, the State Secrecy Bureau, which is directly responsible for the protection of state secrets of all Chinese government and Chinese Communist Party organizations, is authorized to block any web site it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information.

     The interpretation and application of existing Chinese laws, regulations and policies, the stated positions of the MII and the possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Internet businesses in China, including our business.

     In order to comply with PRC regulatory requirements, we operate through companies in which we do not have controlling ownership stakes. If the PRC government determines that these agreements are not in compliance with applicable regulations, our business in the PRC will be adversely affected.

     The Chinese government restricts foreign investment in Internet-related, mobile value-added services and advertising businesses, including Internet access, distribution of content over the Internet and mobile value-added services, and advertising via the Internet. Accordingly, we operate our Internet-related and mobile value-added services-related businesses in China through several companies that are owned principally or completely by certain of our PRC employees or PRC employees of our subsidiaries. We control these companies and operate these business through contractual arrangements with the respective companies and their individual owners. Such restrictions and arrangements are prevalent in other PRC companies we acquired.

     Although we believe we are in compliance with current PRC regulations, we cannot be sure that the PRC government would view these operating arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If we are determined to be out of compliance, the PRC government could revoke our business and operating licenses, require us to discontinue or restrict our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. We may also encounter difficulties in obtaining performance under or enforcement of related contracts.

     We rely on contractual arrangements with our associated operating companies for our China operations, which may not provide as effective control over these operating companies as direct ownership of these businesses.

     Because PRC regulations restrict our ability to provide Internet content, mobile value-added services and advertising services directly in China, we are dependent on our associated operating companies in which we have little or no ownership interest and must rely on contractual arrangements to control and operate these businesses. These contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the associated operating companies could fail to take actions required for our business or fail to maintain our China web sites. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which we cannot be sure would be effective. In addition, we cannot be certain that the individual equity owners of the associated operating companies would always act in the best interests of the Company, especially if they leave the Company.

     Even if we are in compliance with Chinese governmental regulations relating to licensing and foreign investment prohibitions, the Chinese government may prevent us from distributing, and we may be subject to liability for, content that it believes is inappropriate.

     China has enacted regulations governing Internet access and the distribution of news and other information. In the past, the Chinese government has stopped the distribution of information over the Internet or through mobile value-added services that it believes to violate Chinese law, including content that it believes is obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory. In addition, we may not publish certain news items, such as news relating to national security, without permission from the Chinese government. Furthermore, the Ministry of Public Security has the authority to cause any local Internet service provider to block any web site maintained outside China at its sole discretion. Even if we comply with Chinese governmental regulations relating to licensing and foreign investment prohibitions, if the Chinese government were to take any action to limit or prohibit the distribution of information through our network or via our mobile value-added services, or to limit or regulate any current or future content or services available to users on our network, our business would be significantly harmed.

     We are also subject to potential liability for content on our web sites that is deemed inappropriate and for any unlawful actions of our subscribers and other users of our systems. Furthermore, we are required to delete content that clearly violates the laws of China and report content that we suspect may violate Chinese law. It is difficult to determine the type of content that may result in liability for us, and if we are wrong, we may be prevented from operating our web sites.

     We may have to register our encryption software with Chinese regulatory authorities, and if they request that we change our encryption software, our business operations will be disrupted as we develop or license replacement software.

     Pursuant to the Regulations for the Administration of Commercial Encryption promulgated at the end of 1999, foreign and domestic Chinese companies operating in China are required to register and disclose to Chinese regulatory authorities the commercial encryption products they use. Because these regulations have just recently been adopted and because they do not specify what constitutes encryption products, we are unsure as to whether or how they apply to us and the encryption software we utilize. We may be required to register, or apply for permits with the relevant Chinese regulatory authorities for, our current or future encryption software. If Chinese regulatory authorities request that we change our encryption software, we may have to develop or license replacement software, which could disrupt our business operations.

     The markets in which we operate are highly competitive, and we may be unable to compete successfully against new entrants and established industry competitors, many of which have greater financial resources than we do or currently enjoy a superior market position than we do.

     The Chinese market for Internet content and services is competitive and rapidly changing. Barriers to entry are minimal, and current and new competitors can launch new web sites at a relatively low cost. Many companies offer Chinese language content and services, including informational and community features, fee-based services and email and electronic commerce services in the greater China market that may be competitive with our offerings. We also face competition from providers of software and other Internet products and services that incorporate search and retrieval features into their offerings. In addition, entities that sponsor or maintain high-traffic web sites or provide an initial point of entry for Internet users, such as ISPs, including large, well-capitalized entities such as Microsoft (MSN), Yahoo! and AOL, currently offer and could further develop or acquire content and services that compete with those that we offer. We expect that as Internet usage in greater China increases and the greater China market becomes more attractive to advertisers and for conducting electronic commerce, large global competitors may increasingly focus their resources on the greater China market. We also compete for advertisers with traditional media companies, such as newspapers, television networks and radio stations, that have a longer history of use and greater acceptance among advertisers. In addition, providers of Chinese language Internet tools and services may be acquired by, receive investments from or enter into other commercial relationships with large, well-established and well-financed Internet, media or other companies.

     In the area of mobile value-added services offerings, we compete with other Internet portal companies, as well as a large number of independent mobile value-added service providers. In addition, the major mobile operators in China, China Mobile and China Unicom, may potentially enter the business of content development. Any of our present or future competitors may offer mobile value-added services which provide significant technology, performance, price, creativity or other advantage, over those offered by us, and therefore achieve greater market acceptance than ours.

     The online game market, our other area of focus for future business growth, is currently dominated by domestic independent online game developers. We also compete with other domestic Internet portal companies, as well as overseas game service providers, such as those from Korea or Taiwan. Many of our competitors have a longer history of providing online games and currently offer a greater breadth of products which may be more popular than our online game offerings.

     A number of our current and potential future competitors have greater financial and other resources than we have, and may be able to more quickly react to changing consumer requirements and demands, deliver competitive services at lower prices and more effectively respond to new Internet technologies or technical standards.

     Increased competition could result in reduced page views, loss of market share and revenues, and lower profit margins from reduced pricing for Internet-based services.

     If we fail to develop successfully and introduce new products and services, our competitive position and ability to generate revenues will be harmed.

     We are developing new products and services. The planned timing or introduction of new products and services is subject to risks and uncertainties. Actual timing may differ materially from original plans. Unexpected technical, operational, distribution or other problems could delay or prevent the introduction of one or more of our new products or services. Moreover, we cannot be sure that any of our new products and services will achieve widespread market acceptance or generate incremental revenue.

     We have contracted with third parties to provide content and services for our portal network and to distribute our software, and we may lose users and revenue if these arrangements are terminated.

     We have arrangements with a number of third parties to provide content and services to our web sites and to distribute our software. In the area of content, we have relied and will continue to rely almost exclusively on third parties for content that we publish under the SINA brand. Although no single third party content provider is critical to our operations, if these parties fail to develop and maintain high-quality and successful media properties, or if a large number of our existing relationships are terminated, we could lose users and advertisers and our brand could be harmed. We have recently experienced fee increase from some of our content providers. If this trend continues, our gross profit from online advertising may be adversely affected.

     In the area of web-based services, we have contracted with Google and Huicong International for integrated web search technology to complement our directory and navigational guide, and with various third-party providers for our principal Internet connections. If we experience significant interruptions or delays in service, or if these agreements terminate or expire, we may incur additional costs to develop or secure replacement services and our relationship with our users could be harmed.

     A substantial part of our non-advertising revenues is generated through mobile value-added services where we depend on mobile network operators for services delivery and payment collection. If we were unable to continue these arrangements, our mobile value-added services would be severely disrupted or discontinued. Furthermore, we are highly dependent on these mobile service providers for our profitability, in that they can choose to increase their service fees at will.

     We depend on a third party’s proprietary and licensed advertising serving technology to deliver advertisements to our network. If the third party fails to continue to support its technology or if its services fail to meet the advertising needs of our customers and we cannot find an alternative solution on a timely basis, our advertising revenue would decline.

     In order to create traffic for our online properties and make them more attractive to advertisers and consumers, we have entered into distribution agreements and informal relationships with ISPs and personal computer manufacturers for the distribution of our software. These distribution arrangements typically are non-exclusive, and may be terminated upon little or no notice. If our software distributors were to terminate or modify their distribution arrangements, our ability to promote our network and generate revenue could be harmed.

     Our business and growth will suffer if we are unable to hire and retain key personnel that are in high demand.

     We depend upon the continued contributions of our senior management and other key personnel, many of whom are difficult to replace. The loss of the services of any of our executive officers or other key employees could harm our business. We have experienced recent changes to our executive management team. In January 2001, Charles Chao was appointed as chief financial officer, replacing Victor Lee. In June 2001, Daniel Mao was appointed as chief executive officer and Yan Wang was appointed as president, replacing Zhidong Wang. In May 2003, Yan Wang was appointed as chief executive officer, replacing Daniel Mao. Our future success will also depend on our ability to attract and retain highly skilled technical, managerial, editorial, marketing and customer service personnel, especially qualified personnel for our international operations in greater China. Qualified individuals are in high demand, and we may not be able to successfully attract, assimilate or retain the personnel we need to succeed.

     We may not be able to manage our expanding operations effectively, which could harm our business.

     We anticipate significant expansion of our business as we address growth in our customer base and market opportunities. In addition, the geographic dispersion of our operations requires significant management resources that our locally-based competitors do not need to devote to their operations. In order to manage the expected growth of our operations and personnel, we will be required to improve existing and implement new operational and financial systems, procedures and controls, and to expand, train and manage our growing employee base. Further, our management will be required to maintain and expand our relationships with various other web sites, Internet and other online service providers and other third parties necessary to our business. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations.

     Our strategy of acquiring complementary assets, technologies and businesses may fail and may result in equity or earnings dilution.

     As part of our business strategy, we have acquired and intend to identify and acquire assets, technologies and businesses that are complementary to our existing business. Acquired businesses or assets may not yield the results we expected. In addition, acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to goodwill and other intangible assets and exposure to potential unknown liabilities of acquired business. Moreover, the costs of identifying and consummating acquisitions, and integrating the acquired business into ours, may be significant. In addition, we may have to obtain approval from the relevant PRC governmental authorities for the acquisitions and have to comply with any applicable PRC rules and regulations.

     Concerns about the security of electronic commerce transactions and confidentiality of information on the Internet may reduce use of our network and impede our growth.

     A significant barrier to electronic commerce and communications over the Internet in general has been a public concern over security and privacy, especially the transmission of confidential information. If these concerns are not adequately addressed, they may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. If a well-publicized Internet breach of security were to occur, general Internet usage could decline, which could reduce traffic to our destination sites and impede our growth.

     Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if renminbi were to decline in value, reducing our revenues in U.S. dollar terms.

     We generate revenues and incur expenses and liabilities in Chinese renminbi, Taiwan dollars, Hong Kong dollars, and U.S. dollars. As a result, we are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to U.S. dollars has generally been stable and the renminbi has appreciated slightly against the U.S. dollar. However, we can offer no assurance that the renminbi will continue to remain stable against the U.S. dollar or any other foreign currency. Our results of operations and financial condition may be affected by changes in the value of renminbi and other currencies in which our earnings and obligations are denominated. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future.

     Although Chinese governmental policies were introduced in 1996 to allow the convertibility of renminbi into foreign currency for current account items, conversion of renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of the renminbi in the future. Because a significant amount of our future revenues may be in the form of renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges will limit our ability to utilize revenue generated in renminbi to fund our business activities outside China, or to repay foreign currency obligations, including our debt obligations.

     Our operations could be disrupted by unexpected network interruptions caused by system failures, natural disasters or unauthorized tamperings with our systems.

     The continual accessibility of our web sites and the performance and reliability of our network infrastructure are critical to our reputation and our ability to attract and retain users, advertisers and merchants. Any system failure or performance inadequacy that causes interruptions in the availability of our services or increases the response time of our services could reduce our appeal to advertisers and consumers. Factors that could significantly disrupt our operations include: system failures and outages caused by fire, floods, earthquakes, power loss, telecommunications failures and similar events; software errors; computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems; and security breaches related to the storage and transmission of proprietary information, such as credit card numbers or other personal information.

     We have limited backup systems and redundancy. Recently, we experienced an unauthorized tampering of the mail server of our China web site which briefly disrupted our operations. Future disruptions or any of the foregoing factors could damage our reputation, require us to expend significant capital and other resources and expose us to a risk of loss or litigation and possible liability. We do not carry sufficient business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, our revenues and results of operations may be adversely affected if any of the above disruptions should occur.

     The law of the Internet remains largely unsettled, which subjects our business to legal uncertainties that could harm our business.

     Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business.

     Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states in the U.S. are currently reviewing the appropriate tax treatment of companies engaged in electronic commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could significantly disrupt our operations.

     We may be subject to claims based on the content we provide over our network and the products and services sold on our network, which, if successful, could cause us to pay significant damage awards.

     As a publisher and distributor of content and a provider of services over the Internet, we face potential liability for: defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute; the selection of listings that are accessible through our branded products and media properties, or through content and materials that may be posted by users in our classifieds, message board and chat room services; losses incurred in reliance on any erroneous information published by us, such as stock quotes, analyst estimates or other trading information; unsolicited email, lost or misdirected messages, illegal or fraudulent use of email or interruptions or delays in email service; and product liability, warranty and similar claims to be asserted against us by end users who purchase goods and services through our SinaMall and any future electronic commerce services we may offer.

     We may incur significant costs in investigating and defending any potential claims, even if they do not result in liability. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate enough to indemnify us against all potential liabilities.

     Privacy concerns may prevent us from selling demographically targeted advertising in the future and make us less attractive to advertisers.

     We collect personal data from our user base in order to understand better our users and their needs and to help our advertisers target specific demographic groups. If privacy concerns or regulatory restrictions prevent us from selling demographically targeted advertising, we may become less attractive to advertisers. For example, as part of our future advertisement delivery system, we may integrate user information such as advertisement response rate, name, address, age or email address, with third-party databases to generate comprehensive demographic profiles for individual users. In Hong Kong, however, we would be in violation of the Hong Kong Personal Data Ordinance unless individual users expressly consented to this integration of their personal information. The Ordinance provides that an Internet company may not collect information on its users, analyze the information for a profile of the user’s interests and sell or transmit the profiles to third parties for direct marketing purposes without the user’s consent. If we are unable to construct demographic profiles for Internet users because they refuse to give consent, we will be less attractive to advertisers and our business will suffer.

     We may not be able to adequately protect our intellectual property, which could cause us to be less competitive.

     We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our products is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

     We may be exposed to infringement claims by third parties, which, if successful, could cause us to pay significant damage awards.

     Third parties may initiate litigation against us alleging infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. In addition, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

     We may be classified as a Passive Foreign Investment Company which could result in adverse U.S. tax consequences to U.S. investors.

     Based upon the nature of our income and assets, we may be classified as a passive foreign investment company, or PFIC, by the United States Internal Revenue Service for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to you. For example, if we are a PFIC, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to more burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis, and those determinations depend on the composition of our income and assets, including goodwill, from time to time. Although in the past we have operated our business, and in the future we intend to operate our business so as to minimize the risk of PFIC treatment, you should be aware that certain factors that could affect our classification as PFIC are out of our control. For example, the calculation of assets for purposes of the PFIC rules depends in large part upon the amount of our goodwill, which in turn is based, in part, on the then market value of our shares, which is subject to change. Similarly, the composition of our income and assets is affected by the extent to which we spend the cash we have raised on acquisitions and capital expenditures. In addition, the relevant authorities in this area are not clear and so we operate with less than clear guidance in our effort to minimize the risk of PFIC treatment. Therefore, we cannot be sure whether we were not and will not be a PFIC for the current or any future taxable year.

     Terrorist activities and resulting military and other actions could adversely affect our business.

     Terrorist activities have created an uncertain economic environment and we are unable to predict the impact these events, or the responses thereto, will have on our business. The continued threat of terrorism within the United States and abroad and military action and heightened security measures in response to such threat may cause significant economic disruptions throughout the world. Our business, results of operations and financial condition could be materially and adversely affected to the extent such disruptions result in our inability to effectively market and sell our services and software.

     Future outbreaks of Severe Acute Respiratory Syndrome (SARS) could adversely affect our business.

     Future outbreaks of SARS in China and surrounding areas, where most of our employees work, could negatively impact our business in ways that are hard to predict. Prior experience with the SARS virus suggests that a future outbreak of SARS may lead public health authorities to enforce SARS quarantines, which could result in closures of some of our offices and other disruptions of our operations. A future SARS outbreak could result in reduction of our advertising and fee-based revenues.

     Anti-takeover provisions in our charter documents may discourage our acquisition by a third party, which could limit our shareholders’ opportunity to sell their shares at a premium.

     Our Memorandum and Articles of Association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

     For example, our Board of Directors has the authority, without further action by our shareholders, to issue up to 3,750,000 preference shares in one or more series and to fix the powers and rights of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preference shares could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. In addition, if the Board of Directors issues preference shares, the market price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be adversely effected.

Risks Related to the Notes

     Our stock price has been volatile historically, which may make it more difficult for you to resell the Notes or the ordinary shares issuable upon conversion of the Notes when you want at prices you find attractive.

     The trading price of our ordinary shares has been and may continue to be subject to wide fluctuations. During the twelve months ended August 31, 2003, the closing sale prices of our ordinary shares on the Nasdaq Stock Market ranged from a low of $1.89 to a high of $36.72 and the sale price of our ordinary shares closed at $39.67 on September 15, 2003. The initial conversion price of the Notes is $25.79 per share. Because the Notes are convertible into ordinary shares, volatility or depressed prices for our ordinary shares could have a similar effect on the trading prices of the Notes. Noteholders who receive ordinary shares upon conversion will also be subject to the risk of volatility and depressed prices in our ordinary shares. In addition, the existence of the Notes may encourage short selling in our ordinary shares by market participants because the conversion of the Notes could depress the price of our ordinary shares, and the short selling could also put downward pressure on the market price of our ordinary shares.

     Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

     Sales of substantial amounts of our ordinary shares in the public market in the future, or the perception that those sales may occur, could cause the market price of our ordinary shares to decline. Such a decline in our ordinary price may cause the value of the Notes to decline.

     The Notes are unsecured and, therefore, are effectively subordinated to any of our secured debt and are effectively subordinated to all liabilities of our subsidiaries

     The Notes are not secured by any of our assets or those of our subsidiaries. As a result, the Notes are effectively subordinated to any secured debt we currently have, or may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the Notes. In addition, as debt of SINA, the Notes are effectively subordinated to all debt and other liabilities, including trade payables, of our subsidiaries.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual restrictions.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

     Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we and our subsidiaries will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

     We may not be able to repay, repurchase or redeem the Notes.

     At maturity, the entire outstanding principal amount of the Notes will become due and payable by us. Upon the occurrence of a change of control, as defined in the indenture, you may require us to repurchase all or a portion of your Notes. In addition, on each of July 15, 2007, and July 15, annually from 2008 through 2013, and July 15, 2018, you may require us to repurchase all or a portion of your Notes. We may not have enough funds to pay the repayment, repurchase or redemption price for all tendered Notes. In addition, any credit agreement or other agreements relating to our indebtedness may contain provisions prohibiting or restricting repayment, repurchase or redemption of the Notes under certain circumstances, or expressly prohibit our redemption of the Notes upon a change of control or may provide that a change of control constitutes an event of default under that agreement. Our failure to repay, repurchase or redeem tendered Notes would constitute an event of default under the indenture, which might also constitute a default under the terms of our other indebtedness. In such circumstances, or if a change of control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term “change of control” is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the Notes upon a change of control would not necessarily afford you the protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No public market exists for the Notes, and the resale of the Notes is subject to significant restrictions as well as uncertainties regarding the existence of any trading market for the Notes

     Until the registration statement of which this prospectus is a part is declared effective, the Notes and the ordinary shares issuable upon conversion of the Notes may only be offered or sold if:

•	an applicable exemption from the registration requirements of the Securities Act and applicable state laws applies to the circumstances of the sale, or

•	a registration statement covering the resale of these securities is filed and declared effective.

     Although the Notes are currently traded in PORTAL, the Notes resold pursuant to the registration statement of which this prospectus is a part will no longer be eligible for trading in PORTAL. There can be no assurance as to: the liquidity of any market for the Notes, the ability of the holders to sell their Notes or the prices at which holders of the Notes would be able to sell their Notes. If an active market for the Notes fails to develop or be sustained, the trading price of the Notes could decline significantly.

     Moreover, even if the holders are able to sell their Notes, we cannot assure you as to the price at which any sales will be made. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our ordinary shares and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions which may have a negative effect on the holders of the Notes, regardless of our prospects or financial performance.

     We do not intend to apply for listing of the Notes on any securities exchange or for quotation on the Nasdaq National Market.

     The conditional conversion feature of the Notes could result in you receiving less than the value of the ordinary shares into which a Note is convertible.

     The Notes are convertible into the ordinary shares only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your Notes, and you may not be able to receive the value of the ordinary shares into which the Notes would otherwise be convertible.

     The Notes may not be rated or may receive a lower rating than anticipated.

     We believe it is unlikely that the Notes will be rated. However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the Notes and our ordinary shares would be harmed.

     Conversion of the Notes will dilute the ownership interest of exiting stockholders and could adversely affect the market price of our ordinary shares.

     The conversion of some or all of the Notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the ordinary shares issuable upon such conversion could adversely affect prevailing market prices for our ordinary shares.

RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

     The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six months ended	Six months ended
	June 30	December 31	Years ended June 30,

	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges (1)	46.8	4.9	—	—	—	—	—

(1)	For the purpose of computing the ratio of earnings to fixed charges and insufficiency of earnings to fixed charges, earnings consist of income (loss) from continuing operations before minority interest in a consolidated subsidiary and losses from equity investees. Fixed charges consist of the portion of operating lease rental expense that represents an appropriate interest factor and interest expense on indebtedness. Earnings were insufficient to cover fixed charges by $16,092, $36,351, $51,186, $9,441 and $264 for the years ended June 30, 2002, 2001, 2000, 1999 and 1998, respectively.

USE OF PROCEEDS

          The proceeds from the sale of the Notes and the ordinary shares offered by this prospectus are solely for the account of the selling securityholders. We will not receive any proceeds from the sale of the Notes or the ordinary shares offered by this prospectus.

PLAN OF DISTRIBUTION

          We are registering the resale of the Notes and the ordinary shares issuable upon conversion of the Notes on behalf of the selling securityholders. We are required to use our best efforts keep this registration statement on Form S-3 effective until the date which is the earliest of: (a) the second anniversary of the effective date of this registration statement, (b) such time as all the registrable securities have been sold pursuant to the registration statement, or (c) such time as, in the opinion of our counsel, all of the registrable securities held by our nonaffiliates are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the Notes or the ordinary shares will be borne by the selling securityholders.

          Sales of Notes and ordinary shares may be effected by selling securityholders from time to time in one or more of the following types of transactions (which may include block transactions):

•	on any national securities exchange or quotation service on which the Notes or ordinary shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

          In addition, any Notes or ordinary shares that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

          The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

          The selling securityholders and any broker-dealers that act in connection with the sale of the ordinary shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commission received by them and any profit on the resale of the ordinary shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act of 1933. Liabilities under the federal securities laws cannot be waived.

          The selling securityholders will be subject to prospectus delivery requirements under the Securities Act of 1933. In the event of a “distribution” of shares by a selling stockholder, the selling stockholder, any selling broker or dealer and any “affiliated purchasers” may be subject to Regulation M under the Securities Exchange Act of 1934, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of ordinary shares in connection with this offering.

          If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. Unless otherwise permitted by law, if the Notes or ordinary shares are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

DESCRIPTION OF THE NOTES

          The Notes were issued under an indenture dated as of July 7, 2003, between SINA, as issuer, and The Bank of New York, as trustee. The Notes and the shares issuable upon conversion of the Notes are covered by a registration rights agreement. See “Where You Can Find More Information About SINA” for information on how to obtain a copy of the indenture and the registration rights agreement.

          The following description is a summary of the material terms of the Notes, the indenture and the registration rights agreement. The statements under this section relating to the Notes, the indenture and the registration rights agreement are subject to and qualified by reference to all the provisions of the Notes, the indenture and the registration rights agreement, and do not purport to be complete. Such summaries make use of certain terms defined in the indenture and the registration rights agreement. The terms of the Notes also include those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes.

General

          The Notes are our general, subordinated, unsecured obligations, are limited to $100,000,000 aggregate principal amount, and are subordinate in right of payment as described under “— Subordination of Notes.” The Notes mature on July 15, 2023 unless earlier converted, redeemed or repurchased.

          See “— Book-Entry Delivery and Form” for information regarding the form, documents and mechanics for transferring the Notes.

          The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of SINA except to the extent described under “— Repurchase at the Option of a Holder Upon a Change of Control.”

          We will maintain an office in The City of New York where we will pay the principal of, and interest, if any, on the Notes and you may present the Notes for registration, transfer, exchange or conversion. This office is initially an office or agency of the trustee. Except under limited circumstances described below, the Notes have been issued only in fully-registered book-entry form, without coupons, and are represented by one or more global Notes. There will be no service charge for any registration of transfer or exchange of Notes. We and/or the trustee may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Ranking

          The Notes are subordinated unsecured obligations of SINA, and rank pari passu in parity in right of payment with all existing and future subordinated unsecured indebtedness of SINA.

Conversion Rights

          You may convert any portion of your Notes, in whole or in part, into ordinary shares prior to the close of business on the maturity date of the Notes, subject to prior redemption of the Notes, upon the satisfaction of the conditions described below. You may convert all or any portion of the principal amount of any note that is an integral multiple of $1,000 into our ordinary shares at an initial conversion price of $25.79 per share. The initial conversion price is equivalent to a conversion rate of approximately 38.77471 shares of ordinary shares per $1,000 principal amount of Notes, and is subject to adjustment as described below.

     Conversion Upon Satisfaction of Market Price Condition

          You may surrender Notes for conversion into our ordinary shares during the period from issuance to July 15, 2022, if the sale price of our ordinary shares, for each of any five consecutive trading days in the immediately preceding fiscal quarter, exceeds 115% of the conversion price per share of our ordinary shares on such trading day, and during the period from July 15, 2022 to July 15, 2023, if the sale price of our ordinary shares on the previous trading day is more than 115% of the conversion price per ordinary share.

          For each fiscal quarter, we will determine if the Notes are convertible as the result of the satisfaction of this condition in the preceeding fiscal quarter and will promptly notify the trustee accordingly. The trustee will, in turn, notify the holders in each quarter as to the satisfaction of this condition. For the fiscal quarter ended September 30, 2003 the sale price of our ordinary shares exceeded 115% of the conversion price per ordinary share for five consecutive trading days.

          The “sale price” of our ordinary shares on any date means the closing per share sale price (or if no sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our ordinary shares are traded or, if our ordinary shares are not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated, however if Nasdaq is no longer reporting such information, or if our ordinary shares are not reported on Nasdaq, as available in any other over-the counter market or, if not available in any over-the counter market, as determined in good faith by our board of directors.

     Conversion Upon Notice of Redemption

          You may surrender for conversion a note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time. If you have already delivered a purchase notice or notice of your exercise of your option to require us to repurchase your Notes with respect to a note, however, you may not surrender your Notes for conversion until you have withdrawn such notice in accordance with the indenture.

     Conversion Upon Trading Price of Notes Falling Below a Percentage of the Trading Value of the Notes

          If, after any five consecutive trading-day period in which the average of the trading prices (defined below) for the Notes for such five trading-day period is less than 100% of the average of the conversion values (defined below) for the Notes during that period, then you may surrender Notes for conversion at any time during the following 10 trading days; provided, however, that no Notes may be converted based on the satisfaction of this condition during the six month period immediately preceding each specified date on which you may require us to repurchase your Notes (for example, with respect to the July 15, 2007 purchase date for the Notes, the Notes may not be converted from January 15, 2007 to July 15, 2007), if on any day during such five consecutive trading-day period, the sale price of our ordinary shares is between the conversion price and 115% of the conversion price.

          The “trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers that we select; provided, that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of the Notes will equal (a) the applicable conversion rate of the Notes multiplied by (b) the sale price of our ordinary shares on The Nasdaq National Market.

          The “conversion value” of a note means the product of the last reported bid price of our ordinary shares on any date of determination multiplied by the conversion rate of the note in effect on that date, which is the number of shares of our ordinary shares into which the note is convertible.

     Conversion Upon Specified Corporate Transactions

          Even if the market price contingency described above under “— Conversion of Notes — Conversion Upon Satisfaction of Market Price Condition” has not occurred, if we elect to distribute to all holders of our ordinary shares:

•	rights or warrants entitling them to subscribe for or purchase our ordinary shares at less than the current market price (as defined in the indenture) on the record date for such issuance (excluding purchase rights governed by a shareholder rights plan, if any); or

•	cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (2) of the description of adjustments to the conversion price below), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the current market price of our ordinary shares as of the trading day immediately preceding the declaration date for such distribution, we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

          In addition, if we are a party to a consolidation, merger, sale or transfer, lease or other disposition of all or substantially all of our assets pursuant to which our ordinary shares would be converted into, or into the right to receive, cash, securities or other assets, you may surrender Notes for conversion at any time beginning 20 days before the anticipated effective date of the transaction and until 20 days after the actual effective date of the transaction. If we are a party to such a transaction, then at the effective time of the transaction, each note surrendered for conversion will be converted into, or into the right to receive, as applicable, the kind and amount of cash, securities or other property which you would have received if you had converted your Notes immediately before the transaction. If the transaction also constitutes a “change of control,” you can require us to purchase all or a portion of your Notes as described under “— Repurchase at the Option of a Holder upon a Change of Control.”

     Conversion Procedures

          Your right to convert a note called for redemption at our option will terminate at the close of business on the second business day prior to such redemption date, unless we default in making payment due upon redemption. If you have submitted your Notes for repurchase upon a change of control, you may convert your Notes only if you withdraw your repurchase notice prior to the repurchase date, as described below under “— Repurchase at the Option of a Holder Upon a Change of Control.” If the Notes are subject to repurchase following a change of control, your conversion rights with respect to the Notes subject to repurchase will expire at 5:00 p.m. New York City time on the business day before the repurchase date.

          The right to convert any note may be exercised:

•	if such note is represented by a global security, by book-entry transfer to the conversion agent (which initially be the trustee) through the facilities of DTC, or

•	if such note is represented by a certificated note, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion, and appropriate endorsements and transfer documents if required by the conversion agent.

          The conversion date shall be the date on which the note and all of the items required for conversion are delivered to the conversion agent and the requirements for conversion have been met. You will be required to pay any taxes or duties payable in respect of the issue or delivery of the ordinary shares issued upon conversion of your Notes if the ordinary shares are to be issued in a name other than that of the noteholder.

     Adjustment of Conversion Price and Other Adjustments

          We will adjust the conversion price if any of the following events occurs:

          (1) we issue capital stock as a dividend or distribution on our ordinary shares,

          (2) we distribute rights or warrants to all holders of our ordinary shares entitling them to subscribe for or purchase ordinary shares at less than the current market price, as defined in the indenture, on the record date for such issuance,

          (3) we subdivide, combine or reclassify our ordinary shares,

          (4) we distribute cash, evidence of indebtedness or other assets (excluding dividends or distributions described in clause (1) or (2) above or (5) below to all holders of our ordinary shares),

          (5) we pay a dividend or other distribution consisting exclusively of cash to all holders of our ordinary shares, or

          (6) we pay to holders of our ordinary shares in respect of a tender exchange offer (other than an odd-lot offer) by us or any of our subsidiaries for ordinary shares a price per ordinary share in excess of 110% of the current market price for one share of our ordinary shares on the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

          In the event that:

•	we reclassify our ordinary shares,

•	we consolidate, merge or combine with another entity, or

•	we sell or convey to another person our property and assets as an entirety or substantially as an entirety,

and holders of our outstanding ordinary shares would be entitled to receive stock, other securities, other property, assets or cash for their ordinary shares, you will be entitled to convert your Notes into the same type of consideration, if any, received by holders of our ordinary shares as if the holders of the Notes had converted their Notes into ordinary shares immediately prior to one of these types of events.

          No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. We may, from time to time, voluntarily reduce the conversion price for a period of at least 20 days. We will give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our ordinary shares in connection with a dividend or distribution of stock or similar event. Fractional shares of ordinary shares will not be issued upon conversion, but, in lieu thereof, we will deliver cash for the current market value of such fractional shares rounded to the nearest cent based on the market price of the ordinary shares, as defined in the indenture. No payment or adjustment will be made for dividends or distributions on any ordinary shares issued upon conversion of any note.

          In some circumstances, you may be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

          As of the date of this prospectus, no adjustment has been made to the conversion price.

     Conversion Settlement Options

          Upon conversion, we will satisfy all of our obligations (the “conversion obligation”) by delivering to converting holders (1) shares of our ordinary shares, (2) cash, or (3) a combination of cash and shares of our ordinary shares, as follows:

          (1) Share Settlement. If we elect to satisfy the entire conversion obligation in shares of our ordinary shares, then we will deliver to converting holders a number of shares of our ordinary shares equal to the aggregate principal amount of the Notes to be converted divided by the then applicable conversion price.

          (2) Cash Settlement. If we elect to satisfy the entire conversion obligation in cash, then we will deliver to converting holders cash in an amount equal to the product of (i) a number equal to the aggregate principal amount of Notes to be converted by any such holder divided by the then applicable conversion price, and (ii) the arithmetic mean of the volume weighted average prices of our ordinary shares on each trading day during the applicable cash settlement averaging period described below.

          (3) Combined Settlement. If we elect to satisfy a portion of the conversion obligation in cash (the “partial cash amount”) and a portion in shares of our ordinary shares, then we will deliver to converting holders such partial cash amount plus a number of shares equal to (a) the cash settlement amount as set forth in clause (2) above minus such partial cash amount divided by (b) the arithmetic mean of the volume weighted average prices of our ordinary shares on each trading day during the applicable cash settlement averaging period described below.

          If we choose to satisfy the conversion obligation by share settlement, then settlement in shares will be made on or prior to the fifth trading day following our receipt of a notice of conversion.

          If we choose to satisfy the conversion obligation by cash settlement or combined settlement, then we will notify holders, through the trustee, of the dollar amount to be satisfied in cash at any time on or before the date that is two business days following our receipt of a converting holder’s notice of conversion (the “settlement notice period”). Share settlement will apply automatically if we do not notify holders that we have chosen another settlement method.

          If we timely elect cash settlement or combined settlement, then holders may retract their conversion notice at any time during the two business day period beginning on the day after the settlement notice period (the “conversion retraction period”). Holders cannot retract conversion notices (and conversions notice therefore will be irrevocable) if we elect share settlement. If a holder has not retracted its conversion notice, then cash settlement or combined settlement will occur on the first trading day following the applicable “cash settlement averaging period”. The applicable cash settlement averaging period will be the five trading day period beginning on the first trading day after the conversion retraction period.

          A “trading day” is a day during which trading in securities generally occurs on The Nasdaq National Market (or, if the ordinary shares is not quoted on The Nasdaq National Market, on the principal other market on which the ordinary shares is then traded), other than a day on which a material suspension of or limitation on trading is imposed that affects either The Nasdaq National Market (or, if applicable, such other market) in its entirety or only the shares of our ordinary shares (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which The Nasdaq National Market (or, if applicable, such other market) cannot clear the transfer of our shares due to an event beyond our control.

          The “volume weighted average price” of one share of our ordinary shares on any trading day will be the volume weighted average prices as displayed under the heading “Bloomberg VWAP” on Bloomberg Page SINA <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day (or if such volume weighted average price is not available, the market value of one share of our ordinary shares on such trading day as we determine in good faith using a volume weighted method).

Redemption of Notes at the Option of SINA

     Prior to July 15, 2012, we may not redeem the Notes at our option. Beginning on July 15, 2012, we may redeem the Notes for cash, in whole or in part, at any time and from time to time, at a price equal to 100% of the principal amount of the Notes being redeemed. We will give not less than 20 business days’ or more than 60 business days’ notice of redemption by mail to holders of the Notes. Holders may convert Notes or portions of Notes called for redemption even if the market price contingency described under “— Conversion Rights” has not occurred, until the close of business on the day that is two business days prior to the redemption date.

     Upon redemption, holders of Notes that are redeemed will receive, in exchange for such Notes, the redemption price in cash.

     If we redeem less than all of the outstanding Notes, the trustee will select the Notes to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s Notes is selected for partial redemption and the holder converts a portion of the Notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

     On July 15 annually from 2007 to 2013 and on July 15, 2018 (and if such day is not a business day, on the following business day), you may require us to purchase all or part of your Notes for cash, in integral multiples of $1,000, for which you have properly delivered, and not withdrawn a written purchase notice. The purchase price will be equal to 100% of the principal amount of the Notes being purchased. You may submit your Notes for purchase to the paying agent designated by us at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

     We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see “Certain Income Tax Considerations.”

Required Notices and Procedure

     On a date not less than 20 business days prior to any date for purchase at the option of the holder, we will give notice to holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their Notes.

     A purchase notice must be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

•	the certificate numbers of the Notes to be delivered for purchase, in the case of certificated Notes (or, if your Notes are represented by global Notes, your redemption notice, must comply with the appropriate DTC procedures);

•	the aggregate principal amount of Notes to be purchased, which must be in multiples of $1,000; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes.

     You may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal must state:

•	the certificate numbers of the Notes being withdrawn, in the case of certificated Notes (or, if your Notes are represented by global Notes, your withdrawal notice must comply with the appropriate DTC procedures);

•	the aggregate principal amount of the Notes being withdrawn; and

•	the aggregate principal amount, if any, of the Notes that remain subject to the purchase notice.

     In connection with any purchase offer, including a repurchase at the option of a holder upon a change of control, as described below, we will:

•	comply in all material respects with the provisions of Rule 13e-4, rule 14e-1 and any other tender offer rules under the Exchange Act that may then apply;

•	file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws.

     Our obligation to pay the purchase price for a note as to which you have delivered and not validly withdrawn a purchase notice is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

     If the paying agent holds money sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

Repurchase at the Option of a Holder Upon a Change of Control

     If a change of control (as defined below) occurs, you may require us to repurchase all of your Notes, or any portion of your Notes that are in integral multiples of $1,000 for cash, on the date, which we refer to as the repurchase date, selected by us that is not less than 10, or more than 30, days after the final surrender date (as defined below), at a price equal to 100% of the principal amount of the Notes.

     We may not purchase any note pursuant to the preceding paragraph at any time when the subordination provisions of the indenture otherwise would prohibit us from making payments of principal in respect of the Notes.

     Unless we have previously called for the redemption of all of the Notes, within 30 days after the occurrence of a change of control, we will deliver to the trustee and mail (or cause the trustee to mail) to you a company notice describing, among other things, the occurrence of the change of control and of the repurchase right arising as a result of the change of control as well as the final surrender date and the repurchase date. We must publish a copy of the company notice in a newspaper of general circulation in the Borough of Manhattan, The City of New York, which newspaper shall be The Wall Street Journal. To exercise the repurchase right, you must, on or before the date that is (subject to any contrary requirements of applicable law) 60 days after the date of mailing of the company notice which date will be referred to as the “final surrender date,” give a written repurchase notice of your exercise of such right and surrender the Notes (if such note is represented by a Global Note, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised duly endorsed for transfer to us, at any place where principal is payable. The submission of such notice, together with such Notes pursuant to the exercise of a repurchase right, will be irrevocable on the repurchase date (unless we fail to repurchase the Notes on the repurchase date) and the right to convert the Notes will expire at 5:00 p.m. New York time on the business day prior to such repurchase date.

     The term “change of control” means a “person” or “group” (within the meaning of Sections 13(d) and 14(d) (2) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of voting shares (as defined below) of SINA entitled to exercise more than 50% of the total voting power of all outstanding voting shares of SINA (including any right to acquire voting shares that are not then outstanding of which such person or group is deemed the beneficial owner). Voting shares shall mean all outstanding shares of any class or series (however designated) of our capital stock entitled to vote generally in the election of members of our board of directors

     Your right to require us to repurchase the Notes as a result of the occurrence of a change of control could create a default under future senior indebtedness (as defined below), as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See “- Subordination.” Failure by us to repurchase the Notes when required will result in an event of default (as defined below) with respect to the Notes whether or not such repurchase is permitted by the subordination provisions.

     Your repurchase right upon the occurrence of a change of control could, in certain circumstances, make more difficult or discourage a potential takeover of us and, thus, removal of incumbent management. The change of control repurchase right, however, is not the result of management’s knowledge of any specific effort to accumulate shares of ordinary shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the change of control purchase feature is a standard term contained in other similar debt offerings.

     We could in the future enter into certain transactions, including highly leveraged recapitalizations, that would not constitute a change of control and would, therefore, not provide the holders with the protection requiring us to repurchase the Notes.

     We may be unable to repurchase the Notes at your option, whether upon the occurrence of a change of control or otherwise. We may not have enough funds to pay the redemption price for all tendered Notes on a redemption date. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the Notes under certain circumstances, or expressly prohibit our redemption of the Notes upon a change of control or may provide that a change of control constitutes a default under that agreement. If a redemption date occurs at a time that we are prohibited from purchasing or redeeming Notes, we would be required to seek the consent of our lenders to redeem the Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem the Notes. Our failure to redeem tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Subordination

     The payment of the principal of, and interest, if any, on, the Notes will be subordinated in right of payment to the extent set forth in the indenture to the prior payment in full of amounts then due on all existing and future senior indebtedness, as defined in the indenture. In addition, the Notes are effectively subordinated in right of payment to indebtedness of our subsidiaries and associated operating companies.

     Under the indenture, upon the maturity of senior indebtedness, whether by acceleration or otherwise, or any distribution of our assets resulting from any liquidation, dissolution, winding up, reorganization or any insolvency proceedings of SINA, the holders of senior indebtedness will be entitled receive payment in full before the holders of the Notes will be entitled to receive any payment of the principal of, or interest, if any, on, the Notes.

     Upon the happening of a default in respect of senior indebtedness (other than a default in payment of the principal, premium, if any, or interest on senior indebtedness) and if the trustee and SINA receive a notice of such default or event of default from the holders of senior indebtedness or their representative, which notice shall be referred to as a payment blockage notice, then no payment shall be made by us with respect to the principal of, or interest, if any, or otherwise, in respect of the Notes until the earlier of:

     (1)     the date on which such default or event of default shall have been cured or waived or shall have ceased to exist and

     (2)     the 179th day after the date of such receipt of such payment blockage notice.

     No more than one payment blockage notice shall be effective during any 365-consecutive-day period. No such default or event of default that existed upon the delivery of any payment blockage notice shall be, or be made, the basis for a subsequent payment blockage notice.

     “Senior indebtedness” is defined in the indenture to include:

     (1)     the principal of, interest (including interest during bankruptcy and similar proceedings) on and any other amounts owing with respect to:

               (a)     any indebtedness of SINA, now or hereafter outstanding, in respect of borrowed money (other than the Notes);

               (b)     any indebtedness of SINA, now or hereafter outstanding, evidenced by a bond, note, capitalized lease, letter of credit reimbursement agreement or other similar instrument;

               (c)     any other written obligation of SINA, now or hereafter outstanding, to pay money issued or assumed as all or part of the consideration for the acquisition of property, assets or securities;

               (d)     any guaranty or endorsement (other than for collection or deposit in the ordinary course of business) or discount with recourse of, or other agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire, to supply or advance funds or to become liable with respect to (directly or indirectly) any indebtedness or obligation of any person of the type referred to in the preceding subclauses (a), (b) and (c) now or hereafter outstanding;

               (e)     SINA’s obligations under currency exchange or purchase agreements and interest rate protection agreements or similar arrangements; and

               (f)     certain obligations of SINA secured by a mortgage, pledge or other liens on the assets or property of SINA;

     (2)     any refundings, renewals or extensions of any indebtedness or other obligation described in clause (1);

unless, in the case of any of the foregoing, the instrument, lease or other document creating or evidencing the same expressly provides that such indebtedness or obligation by its terms is not senior in right of payment to the Notes. The indenture does not contain any limitation or restriction on the issuance of senior indebtedness or other indebtedness or securities by us, our subsidiaries or associated operating companies.

     The indenture permits the trustee and any paying agent to become our creditor and to own Notes, and does not preclude the trustee or any such paying agent from enforcing its rights as a creditor, including rights as a holder of senior indebtedness. See “— Concerning the Trustee.”

     We will be obligated to pay compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties under the indenture. The trustee’s claims for such payments will be senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.

     The Notes are obligations exclusively of SINA. Since our operations are currently partially conducted through subsidiaries, our cash flow and our consequent ability to service the Notes, are partially dependent upon the earnings of our subsidiaries and the distributions of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and other distributions and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     Any right we have to receive assets of any of our subsidiaries or associated operating companies upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in these assets) may be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary or associated operating company and any indebtedness of such subsidiary or associated operating company senior to that held by us and would be subject to judicial power to subordinate our claim to those of other creditors of such subsidiary or associated operating company in certain cases. In addition, in the event of insolvency, holders of the Notes may recover less, ratably, than other creditors of ours.

Events of Default and Notice Thereof

     The following will be events of default under the indenture:

     (1)     a default in the payment of principal of any note or of the redemption price, purchase price or repurchase price in respect of any note when due, whether or not such payment is prohibited by the subordination provisions of the indenture,

     (2)     a default in the payment of interest, if any, on any note which continues for 30 days or more after such payment is due, whether or not such payment is prohibited by the subordination provisions of the indenture,

     (3)     a default in the performance of any other of our covenants or agreements in the indenture that continues for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of outstanding Notes,

     (4)     failure by us to make any payment when due, including any applicable grace period, in respect of our indebtedness for borrowed money, which payment is in an amount in excess of $15 million,

     (5)     default by us, our subsidiaries or our associated operating companies with respect to any of our indebtedness for borrowed money, which default results in acceleration of any such indebtedness that is an amount in excess of $15 million, and

     (6)     certain events relating to bankruptcy, insolvency or reorganization.

     If an event of default occurs and is continuing and if the default is known to the trustee, the trustee will mail to you a notice of the event of default within 90 days after such default occurs. However, except in the case of a default in payment of the principal of, or interest, if any, on, any note, the trustee may withhold the notice if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the Notes.

     If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of outstanding Notes may declare the principal of and interest, if any, on, all the Notes to be immediately due and payable. If the event of default relates to bankruptcy, insolvency or reorganization, the Notes shall automatically become due and payable immediately, subject to applicable law. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

     You may not enforce the indenture or Notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the Notes, unless the holders shall have offered the trustee indemnity or security satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the indenture, the holders of a majority in principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. Those holders may, in certain cases, waive any default except a default in payment of principal of, or interest, if any, on any note or a failure to comply with certain provisions of the indenture relating to conversion of the Notes.

     We are required to furnish the trustee annually with an officer’s certificate as to our compliance with the conditions and covenants provided for in the indenture and specifying any known defaults.

Additional Amounts

     In the event that SINA becomes liable to make a payment of interest to holders of the Notes as a result of a default in its obligation to register the securities with the SEC, then such payment shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Cayman Islands, Hong Kong or the PRC or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. If any such withholding or deduction is required by law, SINA shall pay such amounts, which we refer to as additional amounts, as will result in receipt by the holders of the Notes of such amounts as would have been payable to the holders in respect of such default had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any tax or other governmental charge that would not have been imposed but for a connection between the holder or beneficial owner of a note and the Cayman Islands, Hong Kong or the PRC or any political subdivision or any authority thereof or therein, as the case may be, otherwise than merely holding such note.

     SINA will furnish to the trustee, within 30 days after the date the payment of any such taxes are due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made. SINA will indemnify and hold harmless each such holder of Notes and upon written request reimburse each such holder for the amount of:

     (1)       any such taxes so levied or imposed and paid by such holder as a result of interest payments made under or with respect to the Notes as a result of a registration default,

     (2)       any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and

     (3)       any such taxes levied or imposed and paid by such holder with respect to any reimbursement under (1) and (2) above, but excluding any such taxes on such holder’s net income or capital.

The obligation to indemnify shall survive redemption or conversion of the Notes.

     Unless the context otherwise requires, any reference in the Notes to payments shall be deemed to include any additional amounts which may be payable as described above.

Discharge

     The indenture provides that we may terminate certain of our obligations under the indenture at any time by delivering all outstanding Notes to the trustee for cancellation if we have paid all sums payable by us under the indenture. At any time within one year before the maturity of the Notes or the redemption of all the Notes at our option, we may terminate certain of our obligations under the indenture, other than our obligations to pay the principal of, and interest, if any, on, the Notes and our obligations in connection with your right to convert your

Notes, by depositing with the trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the Notes when due.

Merger and Consolidation

     We may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets to, another corporation, person or entity unless:

     (1)     we are the surviving person or the successor or transferee is organized under the laws of the United States, any state thereof or District of Columbia, or organized under the laws of a foreign jurisdiction and whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on The Nasdaq National Market or any similar United States system of automated dissemination of quotation of securities,

     (2)     the successor assumes all our obligations under Notes and the indenture (except, under certain circumstances, conversion obligations) and, enters into a supplemental indenture,

     (3)     after such transaction no event of default exists, and

     (4)     we deliver to the trustee an officers’ certificate and opinion of counsel that the transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture related to the transaction have been complied with.

Modification and Waiver

     Except as described below, supplements of, and amendments to, the indenture or the Notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of outstanding Notes and any existing default or compliance with any provisions may be waived with the consent the holders of a majority in aggregate principal amount of the outstanding Notes, subject to certain exceptions. However, we and the trustee may amend or supplement the indenture or the Notes, without the consent of the holders of the Notes, to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the Notes and make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the, indenture or to make any change that does not materially adversely affect the rights of an holder of the Notes. Without the consent of the holders of each note affected thereby, an amendment, supplement or waiver may not:

•	change the stated maturity date of the principal of any note, or adversely affect the right to convert any note,

•	reduce the principal amount or redemption, repurchase or purchase price of, or interest, if any, on any note,

•	change the currency for payment on any note,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note,

•	reduce the above-stated percentage of outstanding Notes necessary to amend or supplement the indenture or waive defaults or compliance,

•	modify (with certain exceptions) any provisions of the indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults thereunder, or

•	modify the subordination provisions of the indenture in a manner adverse to the holders.

Concerning the Trustee

     The Bank of New York, the trustee under the indenture, has been appointed by us as the initial paying agent, conversion agent and registrar with respect to the Notes. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

     In case an event of default shall occur (and shall not be cured) and holders of the Notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

     Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of Notes, unless the holders shall have offered to the trustee indemnity or security satisfactory to it.

Governing Law

     The indenture and Notes are governed by and construed in accordance with the laws of the State of New York.

Book-Entry Delivery and Form

     The Notes are evidenced by one global security. We have deposited the global security with DTC and registered the global security in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global security may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Holders may hold beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called “certificated Notes”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physic, movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Beneficial owners of interests in global securities who desire to convert their interests into ordinary shares should contact their brokers or other participants or indirect participants through whom they hold such benefic interests to obtain information on procedures, including proper forms and cut-off times, for submitting request for conversion.

     So long as Cede & Co., as the nominee of DTC, is the registered owner or holder of a global security, Cede & Co., will be considered the sole owner or holder of the Notes represented by the global security all purposes under the indenture and the Notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security a holder will not be entitled to have the note represented by the global security registered in its name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, and interest, if any, on the Notes represented by the global security registered in the name of and held by Cede & Co., as the registered owner of the global security. Neither we, the trustee, nor any paying agent will have responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We have been informed that Cede & Co., as the nominee of DTC, upon receipt of any payment of principal of, and interest, if any, on the global security, will credit participants’ accounts with payments in amounts proportionate to the respective beneficial interests in the principal amount of the global security as shown on the records of DTC. We have also been informed that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositor for the global security or ceases to be a clearing agency or there is an event of default under the Notes, DTC will exchange the global security, for certificated Notes that it will distribute to its participants and that will be legended, if required, as set forth under the heading “Transfer Restrictions.”

     Although DTC has agreed to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

     We have entered into a registration rights agreement with the initial purchaser, for the benefit of the holders of the Notes and the ordinary shares issuable upon the conversion thereof, in which we agreed that we will, at our cost:

     (1)     use best efforts to file within 90 days after the first date of initial issuance of the Notes a shelf registration statement, of which this prospectus is a part, covering resales of the Notes and the ordinary shares issuable upon their conversion, which together are referred to as the registrable securities, pursuant to Rule 415 under the Securities Act,

     (2)     use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the first date of initial issuance of the Notes, and

     (3)     use best efforts to keep the shelf registration statement effective after its effective date until the date which is the earliest of:

     (a)     the second anniversary of the effective date of the shelf registration statement,

     (b)     such time as all the registrable securities have been sold pursuant to the shelf registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in such securities not being subject to transfer restrictions under the Securities Act and the absence of a need for a restrictive legend regarding registration under the Securities Act, and

     (c)     such time as, in the opinion of our counsel, all of the registrable securities held by our nonaffiliates (from the time of issuance) are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto.

     We will provide to each holder for whom such shelf registration statement was filed copies of this prospectus, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit resales of the Notes and the ordinary shares issuable upon the conversion thereof by such holders to third parties, including, with respect to resales of the Notes, one underwritten offering, as described below.

     We will be permitted to suspend the use of this prospectus for one or more periods not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

     A beneficial holder who elects to sell securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

     If the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted, interest will accrue on the Notes and the underlying ordinary shares that are registrable securities, from and including the date on which any such registration default shall occur to, but excluding the date on which all registration defaults have been cured, at the rate of 0.5% per annum from and after the 91st day after the registration default.

     We will pay all registration expenses of the shelf registration and provide each holder that is selling registrable securities pursuant to the shelf registration statement with such number of copies of the related prospectus as such holder requests. We will take such other actions as are specified in the registration rights agreement to facilitate resales of the registrable securities under the shelf registration statement. Selling securityholders will be responsible for all of their individual selling expenses, including commissions and discounts.

     The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Purchase and Cancellation

     All Notes surrendered for payment, redemption, registration of transfer or exchange or conversion will, if surrendered to any person other than the trustee, be delivered to the trustee. All Notes delivered to the trustee will be cancelled promptly by the trustee. No Notes will be authenticated in exchange for any Notes cancelled as provided in the indenture. We may, to the extent permitted by law, purchase Notes in the open market or by tender offer at any price or by private agreement. Any Notes purchased by us may, to the extent permitted by law be reissued or resold or may, at, our option, be surrendered to the trustee for cancellation. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any Notes held by us or any of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

     We will replace mutilated, destroyed, stolen or lost Notes at a holder’s expense upon delivery to the trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

DESCRIPTION OF SHARE CAPITAL

     We are authorized to issue 150,000,0000 ordinary shares, $0.133 par value per share, and 3,750,000 undesignated preference shares, $1.00 par value per share.

     As of September 29, 2003, there were 48,287,081 ordinary shares outstanding that were held of record by 164 shareholders. In addition, as of September 29, 2003, options to purchase 6,742,687 ordinary shares were also outstanding.

Ordinary Shares

     The holders of ordinary shares are entitled to one vote for each share held of record on all matters submitted to the shareholders. Subject to preferences that may be applicable to any outstanding. preference shares, holder of ordinary shares are entitled to receive dividends as declared by the board of directors. In the event of liquidation or winding up of SINA, the holders of ordinary shares are entitled to share in the assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preference shares. The ordinary shares have no preemptive or conversion rights or other subscription rights. All outstanding shares are fully paid and non-assessable.

Preference Shares

     Our board of directors has the authority, without further action by the shareholders, to issue up to 3,750,000 preference shares in one or more series and to designate the rights, preferences, privileges and restriction of each such series, subject to applicable Nasdaq requirements. The issuance of preference shares could have the effect of restricting dividends on the ordinary shares, diluting the voting power of the ordinary shares, impairing the liquidation rights of the ordinary shares or delaying or preventing our change in control without further action by the shareholders. We have no present plans to issue any preference shares.

Differences in Corporate Law

     Set forth below is a summary of the significant differences between the provisions of the Companies Law of the Cayman Islands applicable to SINA and the laws applicable to companies incorporated in the United States and their shareholders.

     Mergers and Schemes of Arrangement. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate mergers, reconstructions and amalgamations of companies by providing for court sanction of compromises or arrangements between companies and shareholders or creditors or any classes thereof, provided that:

•	a meeting of each relevant class of members or creditors has been convened pursuant to an order of the court;

•	a 75% majority of shareholders or creditors or the relevant class thereof has voted in favour of the scheme; and

•	court approval of the scheme has been obtained.

     While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the scheme if it is satisfied that:

•	the statutory provisions as to majority votes have been complied with;

•	the shareholders or creditors have been fairly represented at the meeting in question;

•	the scheme is such as a businessman would reasonably approve; and

•	the scheme is not one that would more properly be sanctioned under some other provision of the Companies Law.

     The scheme is then binding on any dissenting shareholders or creditors and the dissenting shareholder would have no rights comparable to appraisal rights available to dissenting shareholders in United States corporations, providing rights to receive payment in cash for the judicially determined value of their shares.

     When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the court, but the objection is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

     Shareholders’ Suits. The general principle applicable in Cayman law is that individual shareholders cannot sue for wrongs done to their company or complain of irregularities in the conduct of their internal affairs. A majority of the shareholders can compel the company to act. Where an act complained of is either illegal or ultra vires, or is a fraud upon the minority, or, although regular in form, is unfair and oppressive as against the minority, minority shareholders can bring actions against the company which, where appropriate, may seek to compel the company to bring an action in its name against third parties. There is no statutory provision in Cayman law equivalent to the shareholder’s right under §.459 of the English Companies Act 1985 and the minority shareholder’s only alternative remedy if unfairly prejudiced is to petition for the winding up of the company.

Inspection of Books and Records

     Holders of our ordinary shares will have no general right under Cayman law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements upon request. See “Where You Can Find Additional Information.”

Transfer Agent

     American Stock Transfer is the transfer agent and registrar for the ordinary shares traded in the United States. American Stock Transfer’s telephone; number is (212) 936-5100.

CERTAIN INCOME TAX CONSIDERATIONS

     The following is a general summary of certain material Cayman Islands and U.S. federal income tax considerations relevant to holders of the notes and shares into which the notes may be converted. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based upon laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address United States state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands and the United States. Prospective purchasers should consult their own tax advisors with respect to the consequences of acquisition, ownership and disposition of notes and shares into which the notes may be converted under their particular circumstances.

Cayman Islands Taxation

     The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The

Cayman Islands are not party to, any, double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

United States Federal Income Tax Considerations

     The following discussion sets forth certain material United States federal tax considerations of an investment in the notes or shares issuable upon conversion that is generally applicable to U.S. Holders (as defined below). The discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations, Internal Revenue Service (IRS) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or shares. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, a holder whose “functional currency” is not the U.S. dollar, or a holder that owns, directly or indirectly by attribution, 10% or more of the total combined voting power of all classes of shares of SINA). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or shares as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or shares under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to the holders of the notes or shares into which the notes may be converted. In addition, this discussion is limited to initial purchasers of the notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes and shares as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for U.S. federal income tax purposes.

     All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and shares in their particular situations.

     As used herein, the term “U.S. Holder” means a beneficial holder of a note or shares that for U.S. federal income tax purposes is (i) a citizen or resident (as defined for United States federal income tax purposes) of the United States, (ii) a corporation, or an entity treated as a corporation, created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701 (a) (30) of the Code. A “Non-U.S. Holder” is any holder of a note or shares other than a U.S. Holder.

     If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or shares into which the notes maybe converted, the U.S. federal income tax treatment of a partner in the partnership generally will depend, on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or shares into which the notes may be converted that is a partnership, and partners in such partnership, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes or shares into which the notes may be converted.

     Interest

     The notes will not bear interest. However, in the event of a “registration default,” as more fully described in “Description of the Notes,” we will be required to pay interest in the manner described in that section. Because of the possibility of the payment of such interest, the notes could be subject to special rules that apply to debt instruments that provide for contingent payments (contingent debt instruments). These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on a note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. Although not free from doubt, we believe that the possibility of the payment of such interest is remote and, accordingly, pursuant to an exception provided by the special rules applicable to contingent debt instruments, the notes should not be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Our position in this regard is binding on each U.S. Holder (but not the IRS) unless such U.S. Holder discloses a contrary position on a statement attached to its timely filed U.S. federal income tax return for the taxable year in which the note is acquired. If the notes were treated as contingent debt instruments, the consequences described above would apply. In the event that we pay interest, the holders would be required to recognize income that generally would be included in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting. Such interest would be treated as income from outside of the United States, but generally would be “passive income,” or in the case of certain types of U.S. Holders, “financial services income” for U.S. foreign tax credit purposes.

     Conversion of Notes Into Shares

     Except as described in the next paragraph, a U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into shares except with respect to cash received in lieu of a fractional share. Cash received in lieu of a fractional share should generally be treated as a payment in exchange for such fractional share. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will be capital gain or loss equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share. The adjusted tax basis of shares received on conversion will equal the adjusted tax basis of the note converted (reduced by the portion of such adjusted tax basis allocated to any fractional share exchanged for cash). The holding period of such shares received on conversion will generally include the period during which the converted notes were held prior to conversion.

     In the event that a U.S. Holder surrenders a note for conversion, we may elect to deliver cash instead of our shares as described under “Description of the Notes — Conversion Rights — Conversion Settlement Options.” In such event, the exchange of your note for cash will be subject to U.S. federal income tax in the manner described below under “Sale, Exchange, Redemption or Retirement of the Notes.”

     Adjustment of Conversion Price

     The conversion price of the notes is subject to adjustment under certain circumstances, see “Description of the Notes — Conversion Rights — Adjustment of Conversion Price and Other Adjustments.” Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in a taxable dividend to the extent of our current and/or accumulated earnings and profits as determined for U.S. tax purposes, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted capital stock, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding capital stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the capital stock generally will be treated as a distribution to such holders, taxable as a dividend to the extent of our current and/or accumulated earnings and profits as determined for U.S. tax purposes. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

     Sale, Exchange, Redemption or Retirement of the Notes

     Subject to the passive foreign investment company rules discussed below, each U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of notes (other than a conversion into stock) measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received and (ii) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss and will generally be long-term capital gain or loss if the note has been held for more than one year at the time of the sale or exchange. Generally, long-term capital gain for non-corporate taxpayers (including individuals) is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. Such gain or loss will generally constitute United States source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to certain limitations.

     The Shares

     Subject to the passive foreign investment company rules discussed below, distributions (including constructive distributions), if any, made with respect to the shares that a U.S. Holder receives upon conversion of a note generally will constitute taxable dividends to the extent made from our current and/or accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of a dividend paid in foreign currency that is includible in income will be the U.S. dollar value of the foreign currency payment made, determined at the spot conversion rate for that foreign currency on the date of the distribution, and will be includible in income regardless of whether the payment is in fact converted into U.S. dollars. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, the distribution will be taxable as capital gain. Such dividends will not be eligible for the dividends received deduction generally allowed to corporations receiving dividends from domestic corporations under the Code. For taxable years beginning before January 1, 2009, subject to certain exceptions, dividends received by non-corporate shareholders (including individuals) from domestic corporations and qualified foreign corporations (including foreign corporations if the stock with respect to which the dividend is paid is readily tradable on an established securities market in the United States) generally are taxed at the same preferential rates that apply to long-term capital gain.

     Gain or loss realized on the sale or exchange of shares will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such shares. Such gain or loss will generally be long-term capital gain or loss if the holder has held the shares for more than one year. Generally, long-term capital gain of non-corporate shareholders (including individuals) is eligible for a reduced rate of taxation. Capital gain that is not long-term capital gain is taxed at ordinary income rates. Such gain or loss will generally constitute United States source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to certain limitations.

     Passive Foreign Investment Company

     If we were a passive foreign investment company (PFIC), each shareholder who is a U.S. person, in the absence of an election by such shareholder to mark our stock to market, as discussed below, would, upon certain distributions by us and upon disposition of our shares at a gain, be liable to pay tax at the highest tax rate on ordinary income in effect for each period to which the income is allocated plus interest on the tax, as if the distribution or gain had been recognized ratably over the taxpayer’s holding period for the ordinary shares while we were a PFIC. Additionally, if we were a PFIC, U.S. Holders who acquire ordinary shares from decedents would be denied the normally available step-up of the income tax basis for such ordinary shares to fair market value at the date of death and, instead, would have a tax basis equal to the decedent’s basis, if lower. We will be a PFIC if 75% or more of our gross income, including the pro rata share of the gross income for any company in which we are considered to own 25% or more of the shares by value, in a taxable year is passive income. Alternatively, we will be considered to be a PFIC if at least 50% of our assets, averaged over the year and including the pro rats shares of the assets, of any company of which we are considered to own 25% or more of the shares by value, in a taxable year are held for the production of, or produce, passive income. Passive income includes dividends, rents, royalties and interest, including amounts derived by reason of the temporary, investment of funds raised in this offering.

     A U.S. Holder of certain publicly traded PFIC stock could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the holder’s fair market value of the PFIC stock and the adjusted basis in the PFIC stock. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election. Shareholders in a PFIC may also avoid certain of the adverse characteristics of PFIC status by making a so-called qualifying electing fund, or QEF, election. However, we do not undertake to provide U.S. Holders with the necessary information to make a QEF election. Consequently, as a practical matter, U.S. Holders should assume that they will not be able to make a QEF election.

     Although in the past we have operated our business, and in the future we intend to operate our business, in a manner that we believe will minimize the risk of PFIC treatment, you should be aware that certain factors that could affect our classification as PFIC are not within our control. For example, the asset test for PFIC status described above depends in large part upon the amount of our goodwill, which in turn is based, in part, on the then market value of our shares, which is subject to change. Similarly, the composition of our income and assets is affected by the extent to which we spend the cash we have raised on acquisitions and capital expenditures. In addition, the tests for determining PFIC status are applied annually and it is difficult to make accurate determinations of the amount of income and value of assets, which are relevant to this determination. Accordingly, there can be no assurance that we are not and will not become a PFIC. Furthermore, we do not assume any obligation to make timely disclosure with respect to such status. U.S. Holders who hold ordinary shares during a period when we are a PFIC will continue to be subject to the foregoing rules, even if we cease to be a PFIC.

     Foreign Personal Holding Company

     We or any of our non-U.S. subsidiaries may be classified as a foreign personal holding company (FPHC), if in any taxable year five or fewer persons who are U.S. citizens or residents own, whether directly or constructively through certain attribution rules, more than 50% of our stock, a group referred to herein as a U.S. Group, and more than 60% of our gross income or our subsidiary’s gross income consists of passive income for purposes of the FPHC rules. Similarly, if more than 60% of the gross income of any of our non-U.S. subsidiaries were to consist of dividends, interest, royalties (other than active business computer software royalties) or other types of passive income, the subsidiary would meet the FPHC income test.

     If we or any of our subsidiaries is or becomes an FPHC, each U.S. Holder (including a U.S. corporation) who held our stock on the last day of our taxable year, or, if earlier, the last day of our taxable year on which a U.S. Group existed with respect to us, would be required to include in gross income as a dividend such shareholder’s pro rata portion of the undistributed income of SINA or such subsidiary, even if no cash dividend were actually paid. In such case, if we were the FPHC, a U.S. Holder would be entitled to increase its tax basis in the shares by the amount of the deemed dividend from us. If any of our subsidiaries were the FPHC, a U.S. Holder should be afforded similar relief, although the law is unclear as to the form of the relief.

     Although we believe that at the present time no U.S. Group exists, and that no U.S. Group will exist on completion of the offering, we can give no assurances regarding future ownership of our shares, or ownership of shares in any investment funds that own our shares, which could result in the creation of a U.S. Group and thus cause us to be treated as an FPHC if more than 60% of our income is passive. A significant percentage of our stock is held by certain investment funds, and under the attribution rules referred to above, each shareholder of each investment fund is deemed to own all the shares owned by the investment fund. Therefore, depending upon the residence or citizenship of each shareholder in each investment fund, it may be possible that there already is a U.S. Group. Moreover, we can give no assurance that we will have timely knowledge of the formation of a U.S. Group. In this regard, we do not assume any obligation to make timely disclosure with respect to such status. In addition, since we do not intend to maintain our books and records in accordance with U.S. tax accounting principles, U.S. Holders may not have information available with which to determine accurately any deemed dividend in the event we become an FPHC and would have to estimate such deemed dividend.

     If we become an FPHC, a U.S. person who acquires shares from a decedent would be denied the step-up of tax basis of such shares to fair market value on the decedent’s date of death which otherwise would have been available and instead would have a tax basis equal to the lower of fair market value or the decedent’s basis.

     Backup Withholding and Information Reporting

     In general, information reporting requirements may apply to payments in respect of the notes and dividends in respect of the shares and the proceeds received on the sale, exchange or other disposition of notes or common shares paid, and backup withholding. Backup withholding will not apply, however, if a U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required demonstrates such fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption form backup withholding and otherwise complies with the back-up withholding rules. Persons required to establish their exempt status generally must provide certification on IRS form W-9 or W-8 BEN. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s United States federal income tax liability.

     The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes or shares, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

     The Notes were originally issued to and resold by Credit Suisse First Boston LLC in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time sell pursuant to this prospectus any or all of the Notes and the ordinary shares into which the Notes are convertible. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees, donees or successors.

     The table below sets forth the name of each selling securityholder, the principal amount of Notes at maturity that each selling securityholder may offer pursuant to this prospectus and the number of ordinary shares into which the Notes are convertible. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

     We have prepared the table based on information given to us by the selling securityholders on or before September 29, 2003. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the Notes or ordinary shares listed below, no estimate can be given as to the amount of Notes or ordinary shares that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Notes since the date as of which the information in the table is presented.

     Information about the selling stockholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.

			Ordinary Shares
			Issuable Upon	Percentage of
	Principal Amount of	Percentage of	Conversion of	Ordinary
	Noted Beneficially	Outstanding	the Notes that	Shares
Selling Securityholder	Owned and Offered	Notes	May be Sold(1)	Outstanding(2)

AIG DJR Sandshore Oasis Holding Fund Ltd.	$5,000,000	5.0%	193,873	*
Credit Suisse First Boston LLC (3)	$4,465,000	4.5%	173,129	*
Credit Suisse First Boston Europe Limited (3)	$15,000,000	15.0%	581,620	1.2%
JMG Capital Partners, L.P.	$12,500,000	12.5%	484,683	1.0%
JMG Triton Offshore Fund, Ltd.	$12,500,000	12.5%	484,683	1.0%
Polaris Vega Fund L.P.	$1,000,000	1.0%	38,774	*
Sunrise Partners Limited Partnership	$3,875,000	3.9%	150,252	*

*	Less than one percent (1%)

(1)	Assumes conversion of all of the securityholder’s Notes at a conversion rate of 38.77471 ordinary shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the number of ordinary shares issuable upon conversion of the Notes may increase in the future. Excludes ordinary shares that may be issued by us upon the repurchase of the Notes and fractional shares.

(2)	Based on 48,287,081 ordinary shares outstanding as of the close of business on September 29, 2003.

(3)	Credit Suisse First Boston LLC, an affiliate of the selling securityholder, was the initial purchaser of the Notes and resold the Notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act, for which it received a fee of $2,500,000. Credit Suisse First Boston LLC and its affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us in the ordinary course of business, for which they received or will receive customary fees.

     Generally, only selling securityholders identified in the foregoing table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in an amendment to this registration statement or a supplement to this prospectus.

LEGAL MATTERS

     The validity of the issuance of the Notes offered by this prospectus will be passed upon by Heller Ehrman White & McAuliffe LLP, counsel to SINA Corporation. The validity of the issuance of the ordinary shares offered by this prospectus will be passed upon by Maples and Calder Asia, counsel to SINA Corporation.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Transitional Report on Form 10-K for the six-month period ended December 31, 2002 and the Annual Report on Form 10-K for the year ended June 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commissions. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the Woolworth Building, 233 Broadway Street, New York, New York 10004. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s World Wide Web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning SINA Corporation may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling securityholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1.     Our Annual Report on Form 10-K for the fiscal year ended June 30, 2002 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

     2.     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above, including the Transition Report on Form 10-K filed for the six-month transition period ended December 31, 2002.

     3.     Our definitive Proxy Statement dated August 29, 2003, filed with the SEC on August 27, 2003 in connection with our 2003 Annual General Meeting of Shareholders; and

     4.     The description of our ordinary shares in our Registration Statement on Form 8-A filed with the SEC on April 12, 2000 including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this registration statement and prior to the effectiveness of this registration statement, shall be deemed to be incorporated by reference.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to our Investor Relations Department at +86-21-62895678 extension 6089.

FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including those identified by the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates” and similar expressions. These forward-looking statements include, among others, statements regarding:

•	the trends we see in our business and the markets in which we operate;

•	the features, functionality and market acceptance of our products (including products under development); and

•	our expectations for our future operating results and cash flows.

     These statements are subject to risks and uncertainties, including those set forth in the “Risk Factors” section beginning on page      , and actual results could differ materially from those expressed or implied in these statements. All forward-looking statements included in this prospectus are made as of the date hereof. We assume no obligation to update any such forward-looking statement or reason why actual results might differ except as required by the Exchange Act. You should carefully review the section entitled “Risk Factors” and our subsequent filings with the SEC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling securityholders are payable individually by the selling securityholders. All amounts shown are estimates except the SEC registration fee.

Amount
to be Paid

SEC registration fee	$13,202
Legal fees and expenses	$275,000
Accounting fees and expenses	$110,000
Transfer Agent fees and expenses	—
Printing expenses	$35,000

Miscellaneous expenses	$12,000

Total	$445,202

Item 15. Indemnification of Directors and Officers.

     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them. In addition, the Registrant has entered into Indemnification Agreements with our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of U.S. law.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein.

Exhibit
No.	Description of Document

3.1	Amended and Restated Memorandum of Association of the Company (Filed as Exhibit 3.4 to the Company’s Registration Statement on Form F-1, Registration No. 333-11718, filed on March 27, 2000, as amended, and incorporated herein by reference).

Exhibit
No.	Description of Document

3.2	Amended and Restated Articles of Association of the Company (Filed as Exhibit 3.5 to the Company’s Report on Form 10-K for the transition period ended December 31, 2002 and incorporated herein by reference).

4.1	Form of Subordinated Note due July 15, 2023 (Filed as Exhibit 4.1 to the Company’s Report on Form 10-Q for the three month period ended June 30, 2003, and incorporated herein by reference).

4.2	Indenture, dated as of July 7, 2003, by and between the Company and the Bank of New York (Filed as Exhibit 4.2 to the Company’s Report on Form 10-Q for the three month period ended June 30, 2003, and incorporated herein by reference).

4.3	Registration Rights Agreement, dated as of July 7, 2003, by and between the Company and Credit Suisse First Boston LLC (Filed as Exhibit 4.3 to the Company’s Report on Form 10-Q for the three month period ended June 30, 2003, and incorporated herein by reference).

5.1*	Opinion of Maples & Calder Asia.

5.2*	Opinion of Heller Ehrman White & McAuliffe LLP.

10.1	Purchase Agreement, dated as of June 30, 2003, by and between the Company and Credit Suisse First Boston LLC (Filed as Exhibit 10.3 to the Company’s Report on Form 10-Q for the three month period ended June 30, 2003, and incorporated herein by reference).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Pricewaterhouse Coopers LLP Independent Accountants.

23.2*	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.2).

23.3*	Consent of Maples and Calder Asia (included in Exhibit 5.1).

24.1*	Power of Attorney (see page II-3).

25.1*	Statement of Eligibility of Trustee on Form T-1.

*     Filed herewith.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China on October 2, 2003.

SINA CORPORATION

By:	/s/ Charles Chao

Charles Chao
Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Wang Yan and Charles Chao, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Wang Yan	Chief Executive Officer and Director
	(Principal Executive Officer)	October 2, 2003
Wang Yan

/s/ Charles Chao	Chief Financial Officer
	(Principal Financial and Accounting Officer)	October 2, 2003
Charles Chao

/s/ Daniel Chiang
	Co-Chairman of the Board	October 2, 2003
Daniel Chiang

/s/ Yongji Duan
	Co-Chairman of the Board	October 2, 2003
Yongji Duan

/s/ Pehong Chen
	Director	October 2, 2003
Pehong Chen

/s/ Lip-Bu Tan
Lip-Bu Tan	Director	October 2, 2003

/s/ Ter-Fung Tsao
	Director	October 2, 2003
Ter-Fung Tsao

/s/ Yichen Zhang
Yichen Zhang	Director	October 2, 2003

SINA Corporation

INDEX TO EXHIBITS

Exhibit
No.	Description of Document

3.1	Amended and Restated Memorandum of Association of the Company (Filed as Exhibit 3.4 to the Company’s Registration Statement on Form F-1, Registration No. 333-11718, filed on March 27, 2000, as amended, and incorporated herein by reference).

3.2	Amended and Restated Articles of Association of the Company (Filed as Exhibit 3.5 to the Company’s Report on Form 10-K for the transition period ended December 31, 2002 and incorporated herein by reference).

4.1	Form of Subordinated Note due July 15, 2023 (Filed as Exhibit 4.1 to the Company’s Report on Form 10-Q for the three month period ended June 30, 2003, and incorporated herein by reference).

4.2	Indenture, dated as of July 7, 2003, by and between the Company and the Bank of New York (Filed as Exhibit 4.2 to the Company’s Report on Form 10-Q for the three month period ended June 30, 2003, and incorporated herein by reference).

4.3	Registration Rights Agreement, dated as of July 7, 2003, by and between the Company and Credit Suisse First Boston LLC (Filed as Exhibit 4.3 to the Company’s Report on Form 10-Q for the three month period ended June 30, 2003, and incorporated herein by reference).

5.1*	Opinion of Maples & Calder Asia.

5.2*	Opinion of Heller Ehrman White & McAuliffe LLP.

10.1	Purchase Agreement, dated as of June 30, 2003, by and between the Company and Credit Suisse First Boston LLC (Filed as Exhibit 10.3 to the Company’s Report on Form 10-Q for the three month period ended June 30, 2003, and incorporated herein by reference).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Pricewaterhouse Coopers LLP Independent Accountants.

23.2*	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.2).

23.3*	Consent of Maples and Calder Asia (included in Exhibit 5.1).

24.1*	Power of Attorney (see page II-3).

25.1*	Statement of Eligibility of Trustee on Form T-1.

*     Filed herewith.

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